UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – July 1, 2005

ACE LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	1-11778	98-0091805
(State or other jurisdiction)	(Commission File Number)	(I.R.S. Employer of Incorporation Identification No.)

ACE Global Headquarters

17 Woodbourne Avenue

Hamilton HM 08 Bermuda

(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 295-5200

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 1, 2005, ACE Limited, ACE Bermuda Insurance Ltd, ACE Tempest Life Reinsurance Ltd., and ACE Tempest Reinsurance Ltd., as account parties (collectively the “Account Parties”), entered into two syndicated letter of credit reimbursement agreements (the “LC Agreements”) with the banks named therein, including various issuing banks, and Wachovia Bank, National Association (“Wachovia”) as administrative agent. One LC Agreement permits the issuance of up to $1,000,000,000 of letters of credit on an unsecured basis. The other LC Agreement permits the issuance of up to $500,000,000 of letters of credit on a secured basis, with the collateral consisting of various investment securities owned by one or more of the Account Parties. The LC Agreements replaced the following two existing letter of credit facilities (which in aggregate permitted up to $1.35 billion of letters of credit): (i) a Reimbursement Agreement, dated as of September 22, 2004, among the Account Parties, the banks and other lenders named therein and Wachovia, as issuing bank and as administrative agent, providing for a $500,000,000 secured letter of credit facility for the benefit of the Account Parties, which would have expired on September 22, 2007 and (ii) a Reimbursement Agreement, dated as of September 22, 2004, among the Account Parties, the banks and other lenders named therein and Wachovia, as issuing bank and as administrative agent, providing for a $850,000,000 unsecured letter of credit facility for the benefit of the Account Parties, which would have expired on September 22, 2007.

Letters of credit issued under these agreements are used to satisfy the terms of certain insurance and reinsurance contracts that require providing letters of credit to clients or to satisfy certain U.S. regulatory trust fund requirements. The LC Agreements expire July 1, 2010. Each Account Party guarantees the obligations of other Account Parties under the LC Agreements. Under the secured LC Agreement, the Account Parties pay a commitment fee of 0.08% per annum and a letter of credit fee on the stated amount of each letter of credit at 0.275% per annum. Under the unsecured LC Agreement, the Account Parties pay a commitment fee ranging from 0.06% to 0.125% per annum (depending on ratings) and a letter of credit fee on the stated amount of each letter of credit ranging from 0.20% to 0.525% (depending on ratings and on whether the beneficiary of a letter of credit is an affiliate). In addition to the foregoing fees, the Account Parties pay customary upfront, arrangement and administration fees under each LC Agreement as well as fronting fees and customary administrative charges to the issuer of each letter of credit. Interest is payable on any unreimbursed drawing under either LC Agreement at 2% over the greater of (i) the federal funds rate plus 0.5% or (ii) the prime rate.

The terms, conditions and covenants of the new reimbursement agreements are substantially similar to the facilities that were replaced. These agreements contain customary covenants, including covenants limiting liens, substantial assets sales and mergers. Most of these restrictions are subject to certain minimum thresholds and exceptions. The agreements also contain financial covenants that require:

(i) maintenance of a minimum consolidated net worth of not less than $6.441 billion (subject to a reset provision on the earlier of (a) the date of the delivery of the ACE Limited 10-K for the immediately preceding fiscal year and (b) March 30 of each year) plus 25 percent of cumulative net income since the last reset, plus 50 percent of net proceeds of any issuance of equity interests since the last reset; and

(ii) maintenance of a maximum debt to total capitalization ratio of not greater than 0.35 to 1. Under this covenant, debt does not include trust preferred securities or mezzanine equity, except where the ratio of the sum of trust preferred securities and mezzanine equity to total capitalization is greater than 15 percent. In this circumstance, the amount greater than 15 percent would be included in the debt to total capitalization ratio.

In addition, the agreements provide that the obligations of the banks to issue letters of credit may be terminated, and the obligations of the Company and the other Account Parties thereunder may be accelerated, upon an event of default. Such events include (subject to certain materiality thresholds and grace periods) payment defaults, covenant defaults, material inaccuracy of representations and warranties, bankruptcy and insolvency proceedings, change of control, cross-defaults under other agreements and other customary defaults.

Item 1.02	Termination of a Material Definitive Agreement.

See Item 1.01 above which is hereby incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above which is hereby incorporated herein by reference.

Item 9.01.	Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits

Exhibit Number	Description

10.1	Unsecured Letter of Credit Facility

10.2	Secured Letter of Credit Facility

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACE LIMITED

By:	/S/ PAUL MEDINI
Paul Medini
Chief Accounting Officer

DATE: July 7, 2005